Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment 1 to the Registration Statement and Prospectus (No. 333-287423) on Form S-1 of Revelation Biosciences, Inc. of our report dated March 6, 2025, relating to the financial statements of Revelation Biosciences Inc., as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph relating the Company’s ability to continue as a going concern as described in Note 1 to the financial statements appearing in Amendment 1 to the Registration Statement and Prospectus on Form S-1.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Baker Tilly US, LLP

San Diego, CA

May 23, 2025